UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2014

UFP Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-12648	04-2314970
(Commission File Number)	(IRS Employer Identification No.)

172 East Main Street, Georgetown, MA	01833-2107
(Address of Principal Executive Offices)	(Zip Code)

(978) 352-2200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05         Costs Associated With Exit or Disposal Activities.

On July 16, 2014, UFP Technologies, Inc. (“UFP” or the “Company”) committed to move forward with a plan to cease operations at its Costa Mesa, California plant and consolidate operations into its Rancho Dominguez, California facility and other UFP facilities. The Company’s decision was in response to the December 31, 2014 expiration of the lease on the Costa Mesa facility as well as the close proximity of the two properties.  The Company expects the activities related to this consolidation to be completed on or before December 31, 2014.

The Costa Mesa plant currently has approximately 35 employees, most of whom have been offered employment at the Rancho Dominguez facility.  Severance will also be available for those employees who will not be offered employment and will remain with the Company through the transition.

The Company expects to incur approximately $535,000 in one-time expenses in connection with the consolidation. Included in the $535,000 amount above are approximately $50,000 of expenses the Company expects to incur relating to employee severance payments, approximately $465,000 in moving expenses and expenses associated with vacating the Costa Mesa property and approximately $20,000 in expenses in moving equipment within the Rancho Dominguez location. The Company does not expect to incur any lease separation costs as the completion of the move is expected to coincide with the expiration of the Costa Mesa lease.  Total cash charges are estimated at $535,000.  The Company expects annual cost savings of approximately $550,000 as a result of the plant consolidation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 18, 2014	UFP TECHNOLOGIES, INC.

	By:	/s/ Ronald J. Lataille
Ronald J. Lataille, Chief Financial
Officer and Vice President